Exhibit 99.1

Selected Preliminary Fourth Quarter Operating Results

Based on preliminary, unaudited information, for the year ended December 31, 2006, we expect to report consolidated revenue of $191.9 million, an increase of 28.7%, or $42.7 million, from revenue of $149.2 million for the year ended December 31, 2005. This increase was primarily due to a 96.7% increase in acquisition revenue on new seismic shoots as well as a 14.6% increase in licensing revenue from our data library representing the continued demand for new seismic data and existing seismic data from our library. For the year ended December 31, 2006, we expect to report income from continuing operations before income taxes of $46.5 million, an increase of $53.0 million, compared to a loss from continuing operations before income taxes of $6.6 million for the year ended December 31, 2005. This increase was driven by the increase in revenue coupled with lower data library amortization expense as we continued to license a significant portion of data whose costs were fully amortized.

As a result of our fourth quarter operating results, Adjusted EBITDA for the year ended December 31, 2006 is expected to be $101.0 million. The following table presents a reconciliation of income from continuing operations before income taxes to EBITDA and Adjusted EBITDA for the year ended December 31, 2006 (in thousands):

For the Year Ended December 31, 2006
Income from continuing operations before income taxes	$46,474
Interest expense, net	19,527
Depreciation and amortization	88,803

EBITDA	154,804

Acquisition revenue	(46,821)
Non-cash resales:
Non-monetary exchanges	(5,838)
Revenue deferred	48,471
Recognition of revenue previously deferred	(55,344)
Non-cash Solutions and other revenue	(33)
Gain on sale of seismic data	(231)
Foreign currency exchange gains	(252)
Gain on sale of marketable securities	(27)
Non-cash operating expenses	2,734
Restructuring expenses	88
Public company expenses	815
Legal, financial and other consulting expenses	2,586

Adjusted EBITDA	$100,952

EBITDA is defined as income (loss) from continuing operations before income tax expense (benefit), interest expense, net, and depreciation and amortization. Adjusted EBITDA is defined as EBITDA adjusted for the effects of (i) certain revenue items including acquisition revenue, revenue from non-monetary exchanges, deferral of revenue, recognition of revenue previously deferred (or data selection revenue) and non-cash Solutions revenue; (ii) gains on the sale of seismic data; (iii) foreign currency exchange gains; (iv) gain on the sale of marketable securities; (v) non-cash operating expenses; and (vi) certain costs, fees and expenses incurred in connection with our past restructuring efforts, certain litigation and legal and financial consultation in connection with evaluating strategic alternatives for Seitel.

EBITDA and Adjusted EBITDA are non-GAAP financial measures which should not be construed as alternatives to net income (loss) (as determined in accordance with GAAP) as an indication of our operating performance, or to cash flows from operating activities (as determined in accordance with GAAP) as a measure of liquidity. We believe that, in addition to net income (loss) and cash flows from operating activities, EBITDA and Adjusted EBITDA are useful financial performance measurements for assessing operating performance since they provide an additional basis to evaluate our ability to incur and service debt and to fund capital expenditures. We believe that Adjusted EBITDA is a useful measure in evaluating our performance because of our revenue recognition policies. We believe that Adjusted EBITDA is a useful financial performance measure to determine the level of cash from operations we have available for debt service and to fund capital expenditures, net of the portion funded or underwritten by our customers. Each of EBITDA and Adjusted EBITDA has its limitations as an analytical tool, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Some of the limitations of EBITDA and Adjusted EBITDA are:

•	EBITDA and Adjusted EBITDA do not reflect our cash used for capital expenditures;

•

Although depreciation and amortization are non-cash charges, the asset being depreciated or amortized may have to be replaced and EBITDA and Adjusted EBITDA do not reflect the cash requirements for such replacements;

•	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital requirements; and
•	EBITDA and Adjusted EBITDA do not reflect the cash necessary to make payments of interest or principal on our indebtedness.

We have not completed our financial statements for the three-month period and the year ended December 31, 2006. Additionally, our auditors have not completed their audit procedures for the year ended December 31, 2006 and there can be no assurance that our final results for the three-month period and the year ended December 31, 2006 will not differ materially from these preliminary internal estimates. In addition, these estimates should not be viewed as a substitute for full year audited financial statements prepared in accordance with generally accepted accounting principles.

The foregoing reconciliation includes income from continuing operations before income taxes rather than income from continuing operations as we have not yet completed our estimated tax provision for the year ended December 31, 2006. However, this does not have an impact on the calculation of EBITDA or Adjusted EBITDA as both measures exclude income tax expense.

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Risks Related to Our Business

Our industry is cyclical and our business could be adversely affected by the level of capital expenditures by oil and gas companies and by the level and volatility of oil and natural gas prices.

Our industry and the oil and gas industry are subject to cyclical fluctuations. Demand for our services depends upon spending levels by oil and gas companies for exploration, development and management of oil and natural gas reserves. Capital expenditures by oil and gas companies for these activities depend upon several factors, including actual and forecasted prices of oil and natural gas and those companies’ short-term and strategic plans. Oil and naural gas prices in turn depend on local, regional and global events or conditions that affect supply and demand for the relevant commodity. These events or conditions are generally not predictable and include, among other things:

•	levels of demand for, and production of, oil and natural gas;

•	worldwide political, military and economic conditions;

•	weather, including seasonal patterns that affect regional energy demand as well as severe weather events that can disrupt supply;

•	the level of oil and natural gas reserves; and

•	government policies regarding exploration for and production and development of adherence by companies to OPEC quotas.

Oil and natural gas prices are subject to significant volatility and there can be no assurance that oil and natural gas prices and demand will not decline in the future. Low oil and natural gas prices and demand could result in decreased exploration and development spending by oil and gas companies, which could affect our seismic data business. Our customers may adjust their exploration and development spending levels very quickly in response to any material change in oil and natural gas prices. Any future decline in oil and natural gas prices, sustained downturn in the oil and gas or seismic data industries, or sustained periods of reduced capital expenditures by oil and gas companies could have a material adverse effect on our results of operations and cash flow.

A downturn in the availability of capital to our customers could have a negative impact on their ability to license our seismic data.

Many of our customers are independent oil and gas companies and private prospect-generating companies that rely primarily on bank or commercial debt financing or private investments to fund their exploration, production, development and field management activities. A significant downturn in the availability or increase in the cost of these types of capital could have a material adverse impact on the ability of such companies to obtain funding necessary to purchase our seismic data which, in turn, could have a material adverse effect on our results of operations and cash flow.

We are dependent on the availability of internally generated cash flow and financing alternatives to cover the costs of acquiring and processing seismic data for our data library that are not underwritten by our customers.

We continue to invest additional capital in acquiring and processing new seismic data to add to our data library and we expect these investments to increase if our business grows. A significant portion of these costs are underwritten by our customers, while the remainder is financed through the use of internally generated cash flow and other financing sources. Such financing may consist of bank or commercial debt, the issuance of equity or debt securities or any combination thereof. There can be no assurance that we will have available internally generated funds or will be successful in obtaining sufficient capital through additional financing or other transactions, if and when required on terms acceptable to us, to continue to invest in acquiring new seismic data. Any substantial alteration of or increase in our capitalization through the issuance of debt securities may significantly increase our leverage and decrease our financial flexibility. If we are unable to obtain financing if and when needed, we may be forced to curtail our business objectives, and to finance business activities with only internally generated funds as may then be available.

Because our business is concentrated in the U.S. Gulf Coast and Canada, it could be adversely affected by developments in the oil and gas industry that affect these areas.

While we have seismic surveys in other areas, most of the seismic data in our library covers areas along the U.S. Gulf Coast, offshore in the U.S. Gulf of Mexico and in Canada. Because of this geographic concentration, our results of operations and our cash flow could be materially and adversely affected by economic events relating primarily to one of these regions even if conditions in the oil and gas industry worldwide were favorable.

Competition for the acquisition of new seismic data is intense.

There are a number of geophysical companies that create, market and license seismic data and maintain their own seismic databases. Competition for acquisition of new seismic data among geophysical service providers historically has been, and will continue to be, intense. Certain competitors have significantly greater financial and other resources than we do. These larger and better-financed operators could enjoy an advantage over us in a competitive environment for new data.

Our operating results and cash flows are subject to fluctuations due to circumstances that are beyond our control.

Our operating results and cash flows from operations have in the past, and may in the future, vary in material respects from period to period. Factors that have and could cause variations include (1) timing of the receipt and commencement of contracts for data acquisition, (2) our customers’ budgetary cycles and their effect on the demand for geophysical activities, (3) seasonal factors, (4) the timing of sales of licenses and selections of significant geophysical data from our data library, which are not typically made in a linear or consistent pattern and (5) technological or regulatory changes. These revenue fluctuations could produce unexpected adverse operating results in any period.

Weak demand could impair the value of our data library.

Reduced actual or estimated future sales or cash flows may result in a requirement to increase amortization rates or record impairment charges to reduce the carrying value of our data library. Such increases or charges, if required, could be material to operating results in the periods in which they are recorded. For purposes of evaluating potential impairment losses, we estimate the future cash flows attributable to a library component by evaluating historical and recent revenue trends, oil and gas prospectivity in particular regions, general economic conditions affecting our customer base, expected changes in technology and other factors that we deem relevant. The estimation of future cash flows is highly subjective, inherently imprecise and could change materially from period to period based on the factors described in the immediately preceding sentence, among others.

Accordingly, if conditions change in the future, we may record impairment losses relative to our seismic data library, which could be material to our results of operations in any particular reporting period.

Our Canadian operations subject us to currency translation risk, which could cause our results to fluctuate significantly from period to period.

A portion of our revenues are derived from our Canadian activities and operations. As a result, we translate the results of our operations and financial condition of our Canadian operations into U.S. dollars. Therefore, our reported results of operations and financial condition are subject to changes in the exchange relationship between the two currencies. For example, as the relationship of the Canadian dollar strengthens against the U.S. dollar, our revenue denominated in Canadian dollars is favorably affected and conversely our expenses denominated in Canadian dollars are unfavorably affected. Assets and liabilities of Canadian operations have been translated from Canadian dollars into U.S. dollars at the exchange rates in effect at the relevant balance sheet date, and revenue and expenses of Canadian operations have been translated from Canadian dollars into U.S. dollars at exchange rates as of the dates on which they are recognized. Translation adjustments related to assets and liabilities are included in other accumulated other comprehensive income (loss) in stockholders’ equity. Realized gains and losses on translation of the Canadian operations into U.S. dollars are included in net income (loss). Currently, we do not hedge our exposure to changes in foreign exchange rates.

We may be unable to attract and retain key employees.

Our success depends upon attracting and retaining highly skilled geophysical professionals and other technical personnel. A failure to continue to attract and retain such individuals could adversely affect our ability to compete in the geophysical services industry. We may confront significant and potentially adverse competition for key personnel, particularly during periods of increased demand for geophysical services.

Our success also depends to a significant extent upon the abilities and efforts of members of our senior management, the loss of whom could adversely affect our business. Only our President and Chief Executive Officer, our Chief Operating Officer and our Chief Financial Officer have employment agreements with us. We cannot be certain that our senior executives will continue to be employed by us for an indefinite period of time and, if they do, how long they will remain so employed. Our inability to attract and retain key personnel could have a material adverse effect on our ability to manage our business properly.

Terrorist attacks or sustained military campaigns may adversely impact our business.

The terrorist attacks that took place in the United States on September 11, 2001, and subsequent events have created many economic and political uncertainties, some of which may materially adversely affect our business. The continued threat of terrorism and the impact of military and other actions will likely lead to continued volatility in prices for oil and natural gas and could affect demand for our services by oil and gas companies, on which we are dependent. Instability in the financial markets as a result of terrorism or war could also materially and adversely affect our ability to raise capital. The continuation of these developments may subject our operations to increased risks, and, depending on their ultimate magnitude, could have a material adverse effect on our business, results of operations, financial condition and prospects.

Failure to comply with the SEC’s final judgment of permanent injunction entered on consent against us could adversely affect our business, and could subject us to further SEC investigations, enforcement action, criminal prosecution and significant penalties.

We were the subject of a formal investigation by the SEC’s Division of Enforcement. We cooperated fully with the SEC during the course of its investigation, and reached a consensual resolution of the SEC’s civil complaint resulting in its consent to a final judgment of permanent injunction, referred to as the SEC Injunction, being entered on June 16, 2003 in the United States District Court for the Southern District of Texas, Houston Division. The agreement for the entry of the SEC Injunction was without admitting or denying the allegations in the SEC’s complaint, which had alleged violations of the reporting, books and records, internal controls and proxy statement provisions of the Exchange Act and rules and regulations adopted under the Exchange Act. Our chief executive officer and chief financial officer at the time of the events giving rise to the SEC’s complaint have been replaced.

The SEC Injunction, by its terms, permanently restrains and enjoins us from, among other things, (1) filing with the SEC any annual report under the Exchange Act that contains any untrue statement of a material fact, which omits to state any material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading, or that omits to disclose any information required to be disclosed, (2) failing to make and keep accurate books, records and accounts, (3) failing to devise and maintain an adequate system of internal accounting controls and procedures, and (4) soliciting any proxy or consent or authorization in respect of any security registered under Section 12 of the Exchange Act in contravention of the SEC’s proxy rules, or making any solicitation by means of any proxy statement, form of proxy, notice of meeting or other communication subject to the SEC’s proxy rules which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading.

Our failure to comply with any of the provisions of the SEC Injunction could adversely affect us.

Our internal controls for financial reporting and our disclosure controls and procedures may not prevent all possible errors that could occur. Internal controls for financial reporting and disclosure controls and procedures, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objective will be met.

Each quarter, our Chief Executive Officer and Chief Financial Officer evaluate our internal controls for financial reporting and our disclosure controls and procedures, which includes a review of the objectives, design, implementation and effect of the controls in respect of the information generated for use in our periodic reports. In the course of our controls evaluation, we seek to identify data errors, control problems and to confirm that appropriate corrective action, including process improvements, were being undertaken. The overall goals of these various evaluation activities are to monitor our internal controls for financial reporting and our disclosure controls and procedures and to make modifications as necessary. Our intent in this regard is that our internal controls for financial reporting and our disclosure controls and procedures will be maintained as dynamic systems that change (including with improvements and corrections) as conditions warrant.

A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be satisfied. Our management has concluded that our internal controls for financial reporting and our disclosure controls and procedures are designed to give a reasonable assurance that they are effective to achieve their objectives. We cannot provide absolute assurance that all possible future control issues within our company have been detected. These inherent limitations include the possibility that judgments in our decision-making could be faulty, and that isolated breakdowns could occur because of simple human error or mistake. The design of our system of controls is based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed absolutely in achieving our stated goals under all potential future or unforeseeable conditions. Because of the inherent limitations in a cost-effective control system, misstatements due to error or fraud could occur and not be detected. Breakdowns in our internal controls and procedures could occur in the future, and any such breakdowns could have an adverse effect on us.

Our business could be adversely affected by future decreases in availability, increases in cost of third-party contractors and the failure of our customers to fulfill their obligations to reimburse us for the underwritten portion of third-party contractor costs.

We do not own seismic acquisition equipment or employ seismic acquisition crews and we therefore outsource the substantial majority of the work required to complete our data acquisition projects to third-party contractors. Our payments to these third-party contractors comprise the substantial majority of the total estimated costs of such projects and are typically paid throughout the data creation period. Any future increase in the demand for these contractors or any future decrease in the supply of these contractors could increase the costs and reduce the availability of such contractors and adversely affect our business. In the past, we have been largely successful in mitigating against such risks by obtaining commitments from our third-party contractors for our data acquisition projects well in advance of their commencement to ensure the availability of such third-party contractors. In addition, we generally lock in the total costs before our projects begin, to mitigate against cost increases. We cannot guarantee, however that we will continue to be able to successfully mitigate against such risks in the future. Any substantial and sustained increase in such costs that we are unable to mitigate against could have a material adverse effect on our results of operations and cash flow. A substantial portion of our seismic acquisition project costs, including third-party project costs, are underwritten by our customers. We target an average of 70% underwriting levels for new seismic acquisition projects. On occasion, when our underwriting customer owns other attractive seismic data that we want to obtain, Seitel may decide to take ownership in this data to cover part of the customer’s underwriting obligation. In the event that underwriters for such projects fail to fulfill their obligations with respect to such underwriting commitments, we would continue to be obligated to satisfy our payment obligations to such third-party contractors.

Technological changes not available to us could adversely affect our business.

New data acquisition or processing technologies may be developed. We cannot assure you that new and enhanced products and services introduced by one of our competitors will not gain market acceptance, will be available to us or will not adversely affect us.

Certain lawsuits, including a class action lawsuit related to the proposed merger, may adversely affect our liquidity or financial condition.

On November 6, 2006, a purported class action complaint was filed in the District Court of Harris County, Texas, 189th Judicial District by Todd Augenbaum, an alleged stockholder of Seitel. The plaintiff filed an amended compliant on January 22, 2007. The amended complaint names as defendants Seitel and each member of our board of directors as well as ValueAct Capital Master Fund, L.P., Seitel Holdings, LLC and Seitel Acquisition Corp. The amended complaint is a purported class action that alleges, among other things, that (i) the defendants have breached fiduciary duties they purportedly owed to Seitel’s stockholders in connection with Seitel entering into the Merger Agreement or aided and abetted in the breach thereof, (ii) the defendants have breached their duty of candor to Seitel’s stockholders by failing to disclose material information, or aided and abetted in the breach thereof, and (iii) the merger consideration is unfair and inadequate. The plaintiff seeks, among other things, certification of a class, an injunction against the consummation of the merger, and the costs and disbursements of the action. Although management of each of Seitel, ValueAct Capital Master Fund, L.P., Seitel Holdings, LLC and Seitel Acquisition Corp. believes that this lawsuit and any related claims are without merit and will not have a material adverse effect on any of such companies’ liquidity or financial condition, litigation is inherently uncertain, and we therefore cannot guarantee that such litigation will not adversely affect our liquidity or financial condition.

We are also subject to other litigation in our ordinary course of business. Although there is no such litigation that is material to us at this time, there can be no guarantee that we will not face such litigation in the future and that any such litigation would not adversely affect our liquidity or financial condition.

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